Exhibit 99.1

Summit Materials, Inc. Reports Fourth Quarter and Full Year 2018 Results

- Net Revenue Growth of 9.0% in Year Ended December 29, 2018, Supported By Acquisitions
- Announced 2019 Adjusted EBITDA Guidance Range For The Full-Year 2019 at $430 - $470 million

DENVER, CO. - (February 6, 2019) - Summit Materials, Inc. (NYSE: SUM, “Summit” or the “Company”), a leading vertically integrated construction materials company, today announced results for the fourth quarter and full year 2018.
For the three months ended December 29, 2018, the Company reported net loss attributable to Summit Inc. of $(19.2) million, or $(0.17) per basic share, compared to net income attributable to Summit Inc. of $43.0 million, or $0.39 per basic share in the comparable prior year period. Summit reported adjusted diluted net loss of $(18.6) million, or $(0.16) per adjusted diluted share as compared to adjusted diluted net income of $52.1 million, or $0.46 per adjusted diluted share in the prior year period.
For the year ended December 29, 2018, the Company reported net income attributable to Summit Inc. of $33.9 million, or $0.30 per basic share, compared to net income attributable to Summit Inc. of $121.8 million, or $1.12 per basic share in the comparable prior year period. Summit reported adjusted diluted net income of $17.4 million, or $0.15 per adjusted diluted share as compared to adjusted diluted net income of $104.9 million, or $0.93 per adjusted diluted share in the prior year period.
Summit's net revenue increased 1.0% in the fourth quarter of 2018 compared to the comparable 2017 period, while net income and Adjusted EBITDA decreased in 2018 as compared to 2017, as a result of the increases in our input costs which exceeded its revenue gains. Summit's net revenue increased 9.0% in the year ended December 29, 2018 as compared to 2017, primarily due to acquisitions, offset by decreases caused by less favorable weather conditions in 2018. Net income and Adjusted EBITDA for the full year 2018 were also lower than in 2017 due to the same factors that impacted our quarterly results. Tom Hill, CEO of Summit Materials, stated "although we continued to face input cost headwinds in the fourth quarter, we were very pleased to see our organic average sales prices for aggregates increased by 6.5% in the fourth quarter as compared to a year ago. We have also announced our cement price increases for 2019 which will go into effect in the next few months. We continue to believe end market fundamentals remain in-tact for the construction industry, as well as cement specifically, going into 2019." Summit noted that according to the USGS, aggregates pricing has increased in 70 of the last 75 years, with average price growth in the low single digits. Further the PCA has reported that cement consumption is still below long-term trend lines, which we believe suggests room for demand expansion in 2019. Hill commented, "we believe these long term industry trends support our expectation for improved average sales prices in 2019."
Summit also announced its 2019 Adjusted EBITDA guidance, as well as guidance regarding capital expenditures. Hill continued. "as we enter 2019, we're pleased to announce Adjusted EBITDA guidance of approximately $430 million to $470 million for 2019."
“Underlying demand conditions in most of our markets remain favorable and are expected to remain so into 2019,” continued Hill. In Summit's public markets, state transportation funding measures in Texas, coupled with steady increases in federal subsidies, are contributing to increased lettings activity. Single family housing starts and permits remain well below peak levels in Summit's major markets.
During 2018, Summit completed 13 acquisitions for total invested capital of $300 million. Across these 13 transactions, Summit added more than 400 million tons of aggregates reserves to its portfolio.
Brian Harris, CFO of Summit Materials, stated “our 2019 Adjusted EBITDA guidance reflects an increase from our 2018 results, and we also expect to reduce the level of capital expenditures to approximately $160 million to $175 million, which we believe is more reflective of levels to be incurred in future years." Summit expects to remain disciplined and selective on future acquisitions. As such, Summit expects to generate increased levels of cash flow from operations less capital expenditures in 2019 as compared to 2018, which we expect will allow us to reduce our leverage ratio by the end of 2019.

Full-Year 2018 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by 19.3% to $373.8 million during 2018, when compared to the prior year period. Aggregates adjusted cash gross profit margin declined to 59.4% in 2018, compared to 65.3% in 2017 due to higher variable costs. Organic aggregates sales volumes decreased 0.1% in 2018, as compared to 2017. Summit had growth in organic aggregates sales volumes in the West Region, which were more than offset by a decline in organic aggregates sales volumes in the East Region. Organic average selling prices on aggregates increased 3.3% in 2018 due to improvements in prices within both the West and East segments during the year.

Cement Business: Cement segment net revenues declined 7.6% to $280.8 million during 2018, when compared to 2017. Cement adjusted cash gross profit margin decreased to 44.3% in 2018, compared to 47.1% in 2017, as productivity gains and a 0.6% increase in average sales prices were offset by a higher freight, storage and demurrage costs related to weather-affected cement inventories. Organic sales volume of cement declined 8.6% in 2018, when compared to 2017, due to high levels of precipitation that disrupted project work during the year, as well as increased competition.

Products Business: Net revenues increased 13.2% to $967.5 million during 2018, when compared to 2017. Products adjusted cash gross profit margin declined to 21.1% in 2018, versus 24.6% in the 2017, as the increases in labor, raw materials and transportation costs exceeded increases in our average sales prices. Organic sales volumes of ready-mix concrete increased 0.2% in 2018, while organic average selling prices increased

2.0% as compared to 2017.  Organic sales volumes of asphalt decreased 0.4% in 2018, while organic average selling prices increased 2.4% during 2017.

Fourth Quarter 2018 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by 20.9% to $93.1 million in the fourth quarter 2018, when compared to the prior year period. Aggregates adjusted cash gross profit margin declined to 54.8% in the fourth quarter 2018, compared to 70.5% in the prior year period, due to higher variable costs. Organic aggregates sales volumes decreased 1.9% in the fourth quarter 2018, when compared to the prior-year period.  Organic average selling prices on aggregates increased 6.5% in the fourth quarter 2018 due to improvements in prices within both the West and East segments during the period.

Cement Business: Cement segment net revenues declined 9.5% to $67.4 million in the fourth quarter 2018, when compared to the prior-year period. Cement adjusted cash gross profit margin decreased to 46.4% in the fourth quarter, compared to 49.9% in the prior-year period, as margins were impacted by the same factors noted above. Organic sales volume of cement declined 10.1% in the fourth quarter, when compared to the prior year period, due to high levels of precipitation and cold weather that disrupted project work during the quarter, as well as increased competition. Organic average selling prices on cement increased 0.1% in the fourth quarter, when compared to the prior year period.

Products Business: Net revenues increased 0.1% to $216.1 million in the fourth quarter 2018, when compared to the prior year period. Products adjusted cash gross profit margin declined to 21.6% in the fourth quarter, versus 23.7% in the prior year period, as the increases in labor, raw materials and transportation costs exceeded increases in our average sales prices. Organic sales volumes of ready-mix concrete decreased 4.8% in the fourth quarter, while organic average selling prices decreased 0.7% as compared to the prior year period.  Organic sales volumes of asphalt decreased 3.0% in the fourth quarter, while organic average selling prices increased 6.4%, over the same period in 2017.

Full-Year 2018 | Results By Reporting Segment

Net revenue increased by 9.0% to $1.9 billion in 2018, versus $1.8 billion in 2017. The improvement in net revenue was attributable to a small amount of organic growth and primarily acquisition-related contributions in the East and West segments, offset by a decline in the Cement segment. The Company reported operating income of $162.5 million in 2018, compared to $220.9 million in the prior year. Adjusted EBITDA was $406.3 million in 2018 compared to $435.8 million in 2017.

West Segment: The West Segment reported operating income of $92.1 million in 2018, compared to $130.3 million in 2017. Adjusted EBITDA decreased to $189.0 million in 2018, compared to $203.6 million in 2017. The decreases in West Segment operating income and Adjusted EBITDA were primarily attributable to increases in labor and liquid asphalt costs and low margin construction projects, partially offset by increases in average selling prices on aggregates and ready-mix concrete. Aggregates revenue in 2018 increased 14.2% over 2017 as a result of contributions from acquisitions, a 0.8% increase in organic volumes and a 4.2% increase organic average sales prices. Ready-mix concrete revenue in 2018 increased 23.5% over 2017, as a result of contributions from acquisitions, along with a 2.7% increase in organic volumes and a 2.4% increase in organic average sales prices. Asphalt revenue also increased by 0.1% in 2018, as contributions from our acquisitions exceeded a 0.4% decrease in volumes and a 1.4% decrease in average sales price.
East Segment: The East Segment reported operating income of $59.6 million in 2018, compared to $67.7 million in 2017. Adjusted EBITDA decreased to $138.0 million in 2018, compared to $139.1 million in 2017. The decrease in East Segment operating income was mainly attributable to increases in net revenue from our acquisition program and increases in average selling prices of aggregates, ready-mix concrete and asphalt, partially offset by increased labor and hydrocarbon costs, as well as decreases in ready-mix volumes. Aggregates revenue increased 20.5%, primarily due to increases resulting from our acquisition program as well as an increase in organic average sales prices of 2.7%, offset by a decline in organic sales volumes of 0.9%. Ready-mix concrete revenue increased 4.9% as a result of our acquisition program, partially offset by a decline in organic sales volumes of 6.6%. Asphalt revenue increased 14.2% primarily as a result of acquisition related volumes and increased average sales prices, partially offset by a decrease in organic sales volumes.
Cement Segment: The Cement Segment reported operating income of $75.8 million in 2018, compared to $89.4 million in 2017.  Adjusted EBITDA declined to $111.4 million in 2018, compared to $127.5 million in 2017. The Company experienced slightly higher organic average selling prices as well as declines in organic sales volumes during 2018 due to high levels of precipitation in the Company’s Mississippi River markets.

 Fourth Quarter 2018 | Results By Reporting Segment

Net revenue increased by 1.0% to $445.1 million in the fourth quarter 2018, versus $440.6 million in the prior year period. The improvement in net revenue was primarily attributable to both organic and acquisition-related contributions in the East and West segments, offset by a decline in the Cement segment. The Company reported operating income of $28.5 million in the fourth quarter 2018, compared to $57.3 million in the prior year period. Adjusted EBITDA was $93.4 million in the fourth quarter 2018, compared to $114.2 million in the prior year period.

West Segment: The West Segment reported operating income of $11.6 million in the fourth quarter 2018, compared to $30.2 million in the prior year period. Adjusted EBITDA decreased to $37.7 million in the third quarter 2018, compared to $50.7 million in the prior year period. The quarterly declines in West Segment operating income and Adjusted EBITDA were primarily attributable to increased labor and hydrocarbon costs, partially offset by increases in average selling prices on aggregates and ready-mix concrete. Aggregates revenue in the fourth quarter increased 11.0% over the prior year as a result of contributions from acquisitions, a 0.9% decrease in organic volumes and a 5.4% increase in organic average sales prices. Ready-mix concrete revenue in the fourth quarter 2018 increased 10.0% over the prior year period, as a result of contributions from acquisitions, partially offset by a 1.4% and 1.9% decrease in organic volumes and organic average sales prices, respectively. Asphalt revenue decreased by 1.5% in the fourth quarter, resulting from a 6.6% decrease in volumes, partially offset by a 0.9% increase in average sales price.
East Segment: The East Segment reported operating income of $15.5 million in the fourth quarter 2018, compared to $21.2 million in the prior year period. Adjusted EBITDA decreased to $37.5 million in the third quarter 2018, compared to $39.6 million in the prior year period. The quarterly decline in East Segment operating income was primarily attributable to increases in costs of revenue and general and administrative expenses. The quarterly improvement in East Segment Adjusted EBITDA was mainly attributable to increases in net revenue from our acquisition program, increases in average selling prices of aggregates, ready-mix concrete and asphalt, partially offset increased labor and hydrocarbon costs, as well as decreases in ready-mix volumes. Aggregates revenue increased 25.4%, primarily due to increases resulting from our acquisition program as well as a 7.5% increase in organic average sales prices, partially offset by a 3.0% decline in organic sales volumes. Ready-mix concrete revenue decreased 10.9% as a result of lower sales volumes, partially offset by an increase in organic average sales prices. Asphalt revenue increased 26.8% primarily as a result of a 3.0% and 17.0% increase in organic volumes and organic average sales prices, respectively.
Cement Segment: The Cement Segment reported operating income of $19.3 million in the fourth quarter 2018, compared to $25.8 million in the prior year period.  Adjusted EBITDA declined to $28.8 million in the fourth quarter 2018, compared to $34.2 million in the prior year period. The Company experienced slightly higher organic average selling prices as well as declines in organic sales volumes during fourth quarter 2018 due to high levels of precipitation in the Company’s Mississippi River markets and price-driven competitive pressures.

Acquisitions and Divestitures

During 2018, the Company completed 13 acquisitions with a total investment of approximately $300 million.

Liquidity and Capital Resources

As of December 29, 2018, the Company had cash on hand of $128.5 million and borrowing capacity under its revolving credit facility of $219.6 million. The borrowing capacity on the revolving credit facility is fully available to the Company within the terms and covenant requirements of its credit agreement. As of December 29, 2018, the Company had $1.8 billion in debt outstanding.

Financial Outlook

For the full-year 2019, the Company estimates its Adjusted EBITDA to be in the range of $430 million to $470 million. For the full-year 2019, the Company estimates its capital expenditures to be in the range of $160 million to $175 million.

Webcast and Conference Call Information

Summit Materials will conduct a conference call today at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s fourth quarter and full year 2018 financial results. A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:                       1-877-407-0784
International Live:                  1-201-689-8560
Conference ID:                       57511368

To listen to a replay of the teleconference, which will be available through March 6, 2019:

Domestic Replay:                   1-844-512-2921
International Replay:              1-412-317-6671
Conference ID:                       13686788

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential, and end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.
Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.
Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.
Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, each as filed with the Securities and Exchange Commission (the “SEC”), any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, which is expected to be filed on or about the date of this press release, and the following:

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	rising prices for commodities, labor and other production and delivery costs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	our substantial current level of indebtedness;

-	our dependence on senior management and other key personnel;

-	supply constraints or significant price fluctuations in electricity and the petroleum-based resources that we use, including diesel and liquid asphalt

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; and

-	potential labor disputes;

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Year ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(audited)	(audited)
Revenue:
Product	$370,563	$361,637	$1,600,159	$1,449,936
Service	74,527	78,973	309,099	302,473
Net revenue	445,090	440,610	1,909,258	1,752,409
Delivery and subcontract revenue	45,940	49,414	191,744	180,166
Total revenue	491,030	490,024	2,101,002	1,932,575
Cost of revenue (excluding items shown separately below):
Product	244,378	220,420	1,058,544	898,281
Service	54,865	48,922	225,491	203,330
Net cost of revenue	299,243	269,342	1,284,035	1,101,611
Delivery and subcontract cost	45,940	49,414	191,744	180,166
Total cost of revenue	345,183	318,756	1,475,779	1,281,777
General and administrative expenses	62,634	66,941	253,609	242,670
Depreciation, depletion, amortization and accretion	54,247	45,762	204,910	179,518
Transaction costs	421	1,259	4,238	7,733
Operating income	28,545	57,306	162,466	220,877
Interest expense	29,932	28,673	116,548	108,549
Loss on debt financings	—	4,625	149	4,815
Tax receivable agreement (benefit) expense	(22,684)	(232,261)	(22,684)	271,016
Gain on sale of business	—	—	(12,108)	—
Other income, net	(3,574)	(1,340)	(15,516)	(5,303)
Income (loss) from operations before taxes	24,871	257,609	96,077	(158,200)
Income tax expense (benefit)	43,498	213,099	59,747	(283,977)
Net income	(18,627)	44,510	36,330	125,777
Net (loss) income attributable to noncontrolling interest in subsidiaries	—	—	—	(27)
Net income attributable to Summit Holdings (1)	536	1,500	2,424	3,974
Net income attributable to Summit Inc.	$(19,163)	$43,010	$33,906	$121,830
Income per share of Class A common stock:
Basic	$(0.17)	$0.39	$0.30	$1.12
Diluted	$(0.17)	$0.38	$0.30	$1.11
Weighted average shares of Class A common stock:
Basic	111,656,069	110,128,357	111,380,175	108,696,438
Diluted	111,656,069	111,723,427	112,316,646	109,490,898
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	December 29,	December 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$128,508	$383,556
Accounts receivable, net	214,518	198,330
Costs and estimated earnings in excess of billings	18,602	9,512
Inventories	213,851	184,439
Other current assets	16,061	7,764
Total current assets	591,540	783,601
Property, plant and equipment	1,780,132	1,615,424
Goodwill	1,192,028	1,036,320
Intangible assets	18,460	16,833
Deferred tax assets	225,397	284,092
Other assets	50,084	51,063
Total assets	$3,857,641	$3,787,333
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,354	$4,765
Current portion of acquisition-related liabilities	34,270	14,087
Accounts payable	107,702	98,744
Accrued expenses	100,491	116,629
Billings in excess of costs and estimated earnings	11,840	15,750
Total current liabilities	260,657	249,975
Long-term debt	1,807,502	1,810,833
Acquisition-related liabilities	49,468	58,135
Tax receivable agreement liability	309,674	331,340
Other noncurrent liabilities	88,195	65,329
Total liabilities	2,515,496	2,515,612
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 111,658,927 and 110,350,594 shares issued and outstanding as of December 29, 2018 and December 30, 2017, respectively	1,117	1,104
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 and 100 shares issued and outstanding as of December 29, 2018 and December 30, 2017, respectively	—	—
Additional paid-in capital	1,194,204	1,154,220
Accumulated earnings	129,739	95,833
Accumulated other comprehensive income	2,681	7,386
Stockholders’ equity	1,327,741	1,258,543
Noncontrolling interest in Summit Holdings	14,404	13,178
Total stockholders’ equity	1,342,145	1,271,721
Total liabilities and stockholders’ equity	$3,857,641	$3,787,333

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Year ended
	December 29,	December 30,
	2018	2017
Cash flow from operating activities:
Net income	$36,330	$125,777
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	208,772	193,107
Share-based compensation expense	25,378	21,140
Net gain on asset disposals	(30,093)	(7,638)
Non-cash loss on debt financings	—	3,856
Change in deferred tax asset, net	57,490	(289,219)
Other	2,018	(2,359)
(Increase) decrease in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	(5,796)	(3,720)
Inventories	(11,598)	(18,609)
Costs and estimated earnings in excess of billings	(8,702)	(1,825)
Other current assets	(7,159)	8,703
Other assets	(106)	(3,103)
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	(13,403)	6,192
Accrued expenses	(16,544)	(7,006)
Billings in excess of costs and estimated earnings	(5,052)	109
Tax receivable agreement liability	(21,666)	273,194
Other liabilities	(501)	(6,416)
Net cash provided by operating activities	209,368	292,183
Cash flow from investing activities:
Acquisitions, net of cash acquired	(246,017)	(374,930)
Purchases of property, plant and equipment	(220,685)	(194,146)
Proceeds from the sale of property, plant and equipment	21,635	17,072
Proceeds from sale of business	21,564	—
Other	3,804	(471)
Net cash used for investing activities	(419,699)	(552,475)
Cash flow from financing activities:
Proceeds from equity offerings	—	237,600
Capital issuance costs	—	(627)
Proceeds from debt issuances	64,500	302,000
Debt issuance costs	(550)	(6,416)
Payments on debt	(85,042)	(16,438)
Purchase of noncontrolling interests	—	(532)
Payments on acquisition-related liabilities	(36,504)	(34,650)
Distributions from partnership	(69)	(1,974)
Proceeds from stock option exercises	15,615	21,661
Other	(1,943)	(869)
Net cash (used in) provided by financing activities	(43,993)	499,755
Impact of foreign currency on cash	(724)	701
Net (decrease) increase in cash	(255,048)	240,164
Cash and cash equivalents—beginning of period	383,556	143,392
Cash and cash equivalents—end of period	$128,508	$383,556

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Year ended
	December 29,	December 30,	December 29,	December 30,
	2018	2017	2018	2017
Segment Net Revenue:
West	$219,180	$224,318	$1,011,155	$899,992
East	158,485	141,817	617,314	548,604
Cement	67,425	74,475	280,789	303,813
Net Revenue	$445,090	$440,610	$1,909,258	$1,752,409

Line of Business - Net Revenue:
Materials
Aggregates	$93,063	$76,946	$373,824	$313,383
Cement (1)	61,437	68,798	258,876	282,041
Products	216,063	215,893	967,459	854,512
Total Materials and Products	370,563	361,637	1,600,159	1,449,936
Services	74,527	78,973	309,099	302,473
Net Revenue	$445,090	$440,610	$1,909,258	$1,752,409

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$42,091	$22,729	$151,838	$108,729
Cement	30,156	31,659	134,597	139,058
Products	169,457	164,736	763,319	644,010
Total Materials and Products	241,704	219,124	1,049,754	891,797
Services	57,539	50,218	234,281	209,814
Net Cost of Revenue	$299,243	$269,342	$1,284,035	$1,101,611

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$50,972	$54,217	$221,986	$204,654
Cement (3)	31,281	37,139	124,279	142,983
Products	46,606	51,157	204,140	210,502
Total Materials and Products	128,859	142,513	550,405	558,139
Services	16,988	28,755	74,818	92,659
Adjusted Cash Gross Profit	$145,847	$171,268	$625,223	$650,798

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	54.8%	70.5%	59.4%	65.3%
Cement (3)	46.4%	49.9%	44.3%	47.1%
Products	21.6%	23.7%	21.1%	24.6%
Services	22.8%	36.4%	24.2%	30.6%
Total Adjusted Cash Gross Profit Margin	32.8%	38.9%	32.7%	37.1%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Year ended
Total Volume	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Aggregates (tons)	11,543	10,465	47,624	41,712
Cement (tons)	559	622	2,329	2,547
Ready-mix concrete (cubic yards)	1,269	1,216	5,433	4,680
Asphalt (tons)	1,231	1,259	5,404	5,263

	Three months ended		Year ended
Pricing	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017
Aggregates (per ton)	$10.50	$9.76	$10.27	$9.97
Cement (per ton)	112.40	112.32	113.14	112.42
Ready-mix concrete (per cubic yards)	107.34	107.48	107.61	105.37
Asphalt (per ton)	56.32	53.04	55.57	54.19

Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	10.3%	7.6%	14.2%	3.0%
Cement (per ton)	(10.1)%	0.1%	(8.6)%	0.6%
Ready-mix concrete (per cubic yards)	4.4%	(0.1)%	16.1%	2.1%
Asphalt (per ton)	(2.2)%	6.2%	2.7%	2.5%

Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	(1.9)%	6.5%	(0.1)%	3.3%
Cement (per ton)	(10.1)%	0.1%	(8.6)%	0.6%
Ready-mix concrete (per cubic yards)	(4.8)%	(0.7)%	0.2%	2.0%
Asphalt (per ton)	(3.0)%	6.4%	(0.4)%	2.4%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended December 29, 2018
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	11,543	$10.50	$121,195	$(28,132)	$93,063
Cement	559	112.40	62,822	(1,385)	61,437
Materials			$184,017	$(29,517)	$154,500
Ready-mix concrete	1,269	107.34	136,188	436	136,624
Asphalt	1,231	56.32	69,324	(47)	69,277
Other Products			79,451	(69,289)	10,162
Products			$284,963	$(68,900)	$216,063

	Year ended December 29, 2018
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	47,624	$10.27	$489,200	$(115,376)	$373,824
Cement	2,329	113.14	263,526	(4,650)	258,876
Materials			$752,726	$(120,026)	$632,700
Ready-mix concrete	5,433	107.61	584,630	(516)	584,114
Asphalt	5,404	55.57	300,286	(263)	300,023
Other Products			366,521	(283,199)	83,322
Products			$1,251,437	$(283,978)	$967,459

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income (loss) to Adjusted EBITDA by segment for the three months and years ended December 29, 2018 and December 30, 2017.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended December 29, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$11,738	$16,451	$21,461	$(68,277)	$(18,627)
Interest expense (income)	950	1,094	(2,021)	29,909	29,932
Income tax (benefit) expense	(81)	27	—	43,552	43,498
Depreciation, depletion and amortization	23,627	20,191	9,345	703	53,866
EBITDA	$36,234	$37,763	$28,785	$5,887	$108,669
Accretion	138	260	(17)	—	381
Tax receivable agreement benefit	—	—	—	(22,684)	(22,684)
Transaction costs	1	—	—	420	421
Non-cash compensation	—	—	—	5,545	5,545
Other	1,310	(488)	—	247	1,069
Adjusted EBITDA	$37,683	$37,535	$28,768	$(10,585)	$93,401
Adjusted EBITDA Margin (1)	17.2%	23.7%	42.7%		21.0%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended December 30, 2017
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$28,048	$22,237	$27,171	$(32,946)	$44,510
Interest expense (income)	1,338	579	(1,415)	28,171	28,673
Income tax expense (benefit)	486	(843)	—	213,456	213,099
Depreciation, depletion and amortization	19,110	17,093	8,405	661	45,269
EBITDA	$48,982	$39,066	$34,161	$209,342	$331,551
Accretion	215	220	58	—	493
Loss on debt financings	—	—	—	4,625	4,625
Tax receivable agreement expense	—	—	—	(232,261)	(232,261)
Transaction costs	(99)	—	—	1,358	1,259
Non-cash compensation	—	—	—	6,992	6,992
Other	1,636	311	—	(395)	1,552
Adjusted EBITDA	$50,734	$39,597	$34,219	$(10,339)	$114,211
Adjusted EBITDA Margin (1)	22.6%	27.9%	45.9%		25.9%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended December 29, 2018
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$109,363	$58,579	$83,148	$(214,760)	$36,330
Interest expense (income)	5,064	3,491	(6,815)	114,808	116,548
Income tax expense	535	32	—	59,180	59,747
Depreciation, depletion and amortization	91,224	74,463	34,996	2,622	203,305
EBITDA	$206,186	$136,565	$111,329	$(38,150)	$415,930
Accretion	570	970	65	—	1,605
Loss on debt financings	—	—	—	149	149
Tax receivable agreement benefit	—	—	—	(22,684)	(22,684)
Gain on sale of business	(12,108)	—	—	—	(12,108)
Transaction costs	(3)	—	—	4,241	4,238
Non-cash compensation	—	—	—	25,378	25,378
Other (2)	(5,646)	497	—	(1,098)	(6,247)
Adjusted EBITDA	$188,999	$138,032	$111,394	$(32,164)	$406,261
Adjusted EBITDA Margin (1)	18.7%	22.4%	39.7%		21.3%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended December 30, 2017
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$121,390	$68,361	$92,956	$(156,930)	$125,777
Interest expense (income)	6,924	3,082	(3,760)	102,303	108,549
Income tax expense (benefit)	1,910	(864)	—	(285,023)	(283,977)
Depreciation, depletion and amortization	70,499	66,436	38,107	2,601	177,643
EBITDA	$200,723	$137,015	$127,303	$(337,049)	$127,992
Accretion	815	816	244	—	1,875
Loss on debt financings	—	—	—	4,815	4,815
Tax receivable agreement expense	—	—	—	271,016	271,016
Transaction costs	(76)	—	—	7,809	7,733
Non-cash compensation	—	—	—	21,140	21,140
Other	2,128	1,277	—	(2,199)	1,206
Adjusted EBITDA	$203,590	$139,108	$127,547	$(34,468)	$435,777
Adjusted EBITDA Margin (1)	22.6%	25.4%	42.0%		24.9%
_______________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.
(2) In the year ended December 29, 2018, we negotiated a $6.9 million reduction in the amount of a contingent liability from one of our acquisitions. As we had passed the period to revise the opening balance sheet for this acquisition, the adjustment was recorded as other income.

The table below reconciles our net (loss) income per share attributable to Summit Materials, Inc. to adjusted diluted net (loss) income per share for the three months and years ended December 29, 2018 and December 30, 2017. The per share amount of the net (loss) income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net (loss) income per share.

	Three months ended				Year ended
	December 29, 2018		December 30, 2017		December 29, 2018		December 30, 2017
Reconciliation of Net Income (Loss) Per Share to Adjusted Diluted EPS	Net Loss	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net (loss) income attributable to Summit Materials, Inc.	$(19,163)	$(0.17)	$43,010	$0.38	$33,906	$0.30	$121,830	$1.08
Adjustments:
Net income attributable to noncontrolling interest	536	0.01	1,500	0.01	2,424	0.02	3,974	0.04
Adjustment to acquisition deferred liability	—	—	—	—	(6,947)	(0.06)	—	—
Gain on sale of business	—	—	—	—	(12,108)	(0.11)	—	—
Loss on debt financings	—	—	4,625	0.04	149	—	4,815	0.04
Adjusted diluted net (loss) income before tax related adjustments	(18,627)	(0.16)	49,135	0.43	17,424	0.15	130,619	1.16
Tax receivable agreement (benefit) expense	(22,684)	(0.20)	(232,261)	(2.04)	(22,684)	(0.20)	271,016	2.40
Unrecognized tax benefits	22,663	0.20	—	—	22,663	0.20	—	—
Valuation allowance release	—	—	—	—	—	—	(531,952)	(4.70)
Change in Federal statutory tax rates	—	—	235,253	2.07	—	—	235,253	2.07
Adjusted diluted net (loss) income	$(18,648)	$(0.16)	$52,127	$0.46	$17,403	$0.15	$104,936	$0.93
Weighted-average shares:
Basic Class A common stock	111,656,069		110,128,357		111,380,175		108,696,438
LP Units outstanding	3,435,518		3,803,892		3,512,669		4,371,705
Total equity units	115,091,587		113,932,249		114,892,844		113,068,143

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months and years ended December 29, 2018 and December 30, 2017.

	Three months ended		Year ended
	December 29,	December 30,	December 29,	December 30,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2018	2017	2018	2017
($ in thousands)
Operating income	$28,545	$57,306	$162,466	$220,877
General and administrative expenses	62,634	66,941	253,609	242,670
Depreciation, depletion, amortization and accretion	54,247	45,762	204,910	179,518
Transaction costs	421	1,259	4,238	7,733
Adjusted Cash Gross Profit (exclusive of items shown separately)	$145,847	$171,268	$625,223	$650,798
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	32.8%	38.9%	32.7%	37.1%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by operating activities to free cash flow for the three months and years ended December 29, 2018 and December 30, 2017.

	Three months ended		Year ended
	December 29,	December 30,	December 29,	December 30,
($ in thousands)	2018	2017	2018	2017
Net income	$(18,627)	$44,510	$36,330	$125,777
Non-cash items	104,714	269,771	263,565	(81,113)
Net income adjusted for non-cash items	86,087	314,281	299,895	44,664
Change in working capital accounts	52,724	(154,531)	(90,527)	247,519
Net cash provided by operating activities	138,811	159,750	209,368	292,183
Capital expenditures, net of asset sales	(33,724)	(42,886)	(199,050)	(177,074)
Free cash flow	$105,087	$116,864	$10,318	$115,109

Contact:

Mr. Brian Harris
Executive Vice President and Chief Financial Officer
Summit Materials, Inc.
brian.harris@summit-materials.com